Filed Pursuant to Rule 433
Registration No. 333-138498
Final Term Sheet
November 8, 2006
to Preliminary Prospectus Supplement
dated November 8, 2006
Time Warner Inc.
$2,000,000,000 Floating Rate Notes due 2009
$1,000,000,000 5.500% Notes due 2011
$1,000,000,000 5.875% Notes due 2016
$1,000,000,000 6.500% Debentures due 2036

Issuer:	Time Warner Inc.

Guarantors:	TW AOL Holdings Inc.

Historic TW Inc.

Time Warner Companies, Inc.

Turner Broadcasting System, Inc.

Size:	$5,000,000,000, consisting of:

$2,000,000,000 of Floating Rate Notes due 2009 (the “2009 Notes”);

$1,000,000,000 of 5.500% Notes due 2011 (the “2011 Notes”);

$1,000,000,000 of 5.875% Notes due 2016 (the “2016 Notes”); and

$1,000,000,000 of 6.500% Debentures due 2036 (the “2036 Debentures”)

CUSIP Numbers:	2009 Notes	887317 AA 3

	2011 Notes	887317 AB 1

	2016 Notes	887317 AC 9

	2036 Debentures	887317 AD 7

Maturity:	2009 Notes	November 13, 2009

	2011 Notes	November 15, 2011

	2016 Notes	November 15, 2016

	2036 Debentures	November 15, 2036

Coupon (Interest Rate):	2009 Notes	3-Month LIBOR + 23 bps

	2011 Notes	5.500%

	2016 Notes	5.875%

	2036 Debentures	6.500%

Redemption Provision:	2011 Notes	Make-whole premium Treasury Rate plus 20 bps

	2016 Notes	Make-whole premium Treasury Rate plus 30 bps

	2036 Debentures	Make-whole premium Treasury Rate plus 35 bps

Yield to Maturity:	2009 Notes	N/A

	2011 Notes	5.518%

	2016 Notes	5.941%

	2036 Debentures	6.506%

Spread to Benchmark Treasury:	2009 Notes	N/A

	2011 Notes	T+92

	2016 Notes	T+131

	2036 Debentures	T+178

Benchmark Treasury:	2009 Notes	N/A

	2011 Notes	UST 10/2011

	2016 Notes	UST 8/2016

	2036 Debentures	UST 2/2036

Benchmark Treasury Price and Yield:	2009 Notes	N/A

	2011 Notes	100-3.75 , 4.598%

	2016 Notes	101-28+ , 4.631%

	2036 Debentures	96-14 , 4.726%

Interest Accrual Date:	From November 13, 2006

Interest Payment Dates:	2009 Notes	Quarterly in arrears on February 13, May 13, August 13 and November 13, beginning on February 13, 2007

	2011 Notes	Semi-annually in arrears on May 15 and November 15, beginning on May 15, 2007

	2016 Notes	Semi-annually in arrears on May 15 and November 15, beginning on May 15, 2007

	2036 Debentures	Semi-annually in arrears on May 15 and November 15, beginning on May 15, 2007

Denominations:	Minimum of $2,000 and integral multiples of $1,000 in excess of $2,000

Price to Public:	2009 Notes	100% plus accrued interest, if any, from November 13, 2006

	2011 Notes	99.922% plus accrued interest, if any, from November 13, 2006

	2016 Notes	99.507% plus accrued interest, if any, from November 13, 2006

	2036 Debentures	99.921% plus accrued interest, if any, from November 13, 2006

Settlement Date:	November 13, 2006
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com.